Exhibit 10.40

CHANGE OF CONTROL SEVERANCE, CONFIDENTIALITY

AND NON-SOLICITATION AGREEMENT

This Change of Control Severance, Confidentiality and Non-Solicitation Agreement (the “Agreement”) is entered into between GENERAL MOLY, INC., a Delaware corporation (the “Company”) and Lee M. Shumway (“Employee”) to be effective as of January 1, 2012 (the “Effective Date”).  Certain capitalized terms used in this Agreement are defined in Section 5 below.

RECITALS

A.                                   The Company has retained Employee to perform services that are important to the long-term success of the Company.  Employee and the Company acknowledge that Employee’s services are of a senior managerial nature and that in conducting the Company’s business Employee will be in a decision-making capacity and will exercise direction, control and supervision over a material part of the Company’s business.

B.                                     The Company believes that it is in the best interests of the Company and its shareholders to provide Employee with enhanced financial security and sufficient encouragement to remain with the Company during this stage of the Company’s operations notwithstanding the employment uncertainties related to a possible Change of Control of the Company.

C.                                     In connection with Employee’s employment with the Company, Employee has had and will continue to have access to confidential, proprietary and trade secret information of the Company and its Affiliates (as defined herein) and relating to the business of the Company and its Affiliates, which confidential, proprietary and trade secret information the Company and its Affiliates desire to protect from disclosure and unfair competition.

D.                                    By execution of this Agreement, Employee and the Company agree that this Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements (oral or written), negotiations and discussions between the Company and Employee regarding the obligations of the Company upon a Change of Control of the Company.

AGREEMENT

In consideration of the foregoing and the mutual promises and covenants set forth below, the parties agree as follows:

1.                                       Change in Control Severance Pay.  If a Change of Control occurs on or before the date upon which the Company achieves Commercial Production (as such term is defined in the Amended and Restated Limited Liability Agreement of Eureka Moly, LLC dated February 26, 2008) and as a result of the closing of the Change of Control, or during the one-year period immediately following the closing of the Change of Control (i) the Company (or its successor) terminates Employee’s employment without Cause or (ii) Employee terminates employment for Good Reason, then, subject to the conditions described in Section 3, Employee will be entitled to Severance Pay.  The “Severance Pay” will equal the sum of (a) an amount equal to two (2) times Employee’s annual base salary (as in effect immediately prior to the closing of the Change of Control), plus (b) an amount equal to 100% of Employee’s target annual incentive award for one year (as in effect immediately prior to the closing of the Change of Control), if any, less applicable withholdings.  Severance Pay will be in addition to any accrued but unpaid salary or paid time off earned through the date of Employee’s termination.

2.                                       Time and Form of Payment.  The Severance Pay shall be paid in a lump sum, on a date determined by the Company (or its successor), provided the release described in Section 3 has been executed and is effective and non-revocable, within 60 days following Employee’s separation from service, except as required by Section 6(a).3.  Conditions.  The Company will not be obligated to pay Severance Pay unless: (a) Employee has signed a release of claims in favor of the Company and its Affiliates and related entities, and their directors, officers, insurers, employees and agents, in a form prescribed by the Company; (b) all applicable rescission periods provided by law for releases of claims have expired and Employee has not rescinded the release of claims; and (c) Employee is in strict compliance with the terms of this Agreement and any other written agreements between the Company and Employee as of the dates of such payments.

4.                                       Effect of Change of Control on Equity Awards.  Notwithstanding anything to the contrary in any award agreement pursuant to which an equity-based compensation award has been made to Employee, the effect of a Change in Control (as defined in the Company’s 2006 Equity Incentive Plan, as may be amended from time to time (the “Equity Incentive Plan”)), on any equity-based compensation award granted to Employee while employed by the Company shall be as provided in Section 12(c) of the Equity Incentive Plan.  If and to the extent the vesting and exercisability of any such equity-based compensation award has not already been accelerated in full in connection with a Change of Control, as contemplated by clause (ii) of Section 12(c) of the Equity Incentive Plan, then the vesting and exercisability of any such award shall be accelerated in full if Employee’s Termination Date occurs as a result of the closing of the Change of Control, or during the one-year period immediately following the closing of the Change of Control under the circumstances described in Section 1 of this Agreement.

5.                                       Certain Definitions.  For purposes of this Agreement the following terms shall have the following meanings:

(a)                                  “Cause” means the good faith determination by the Company that:

(i)                                     Employee has neglected, failed or refused to perform Employee’s duties (other than as a result of physical or mental illness);

(ii)                                  Employee has failed to timely attain the goals assigned to Employee by the Company, in its good faith judgment, from time to time;

(iii)                               Employee has committed an act of personal dishonesty including, without limitation, an act or omission intended to result in personal enrichment of Employee at the expense of the Company;

(iv)                              Employee has committed a willful or intentional act that could reasonably be expected to injure the reputation, business, or business relationships of the Company or Employee’s reputation or business relationships;

(v)                                 Employee has perpetrated an intentional fraud against or affecting the Company or any customer, supplier, client, agent, or employee thereof;

(vi)                              Employee has been convicted (including conviction on a nolo contendere, no contest, or similar plea) of a felony or any crime involving fraud, dishonesty, or moral turpitude; or

(vii)                           Employee materially breaches Employee’s obligations under Section 8 of this Agreement.

With respect to any of the matters set forth in (i) or (ii) above, the Company shall give Employee notice of the deficiency and a reasonable opportunity to correct the deficiency (not to exceed sixty (60) days) prior to termination. In the event that the Company has given notice of a deficiency and makes a determination that the deficiency has not been cured within a reasonable period of time, Employee’s employment may be terminated for Cause.

(b)                                 “Change of Control” means:

(i)                                     The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 5(b)(i), the following acquisitions shall not constitute a Change of Control: (x) any acquisition directly from the Company, (y) any acquisition by the Company, or (z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; or

(ii)                                  Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or the acquisition of assets or stock of another entity by the Company (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, and (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business

Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination; or

(iii)                               Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iv)                              A sale or disposition of all or substantially all of the operating assets of the Company to an unrelated party; or

(v)                                 Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(c)                                  “Good Reason” means a material negative change in the service relationship as determined in good faith by Employee of the occurrence of any of the following conditions, without Employee’s express written consent (i) a material dimunition in Employee’s base compensation; (ii) a material dimunition in Employee’s authority, duties, or responsibilities; (iii) a material change of more than 50 miles in the geographic location at which Employee is required to perform the services;(iv) any direction or requirement that Employee engage in conduct that could reasonably be construed to violate local, state or federal law; or (v) a material failure by the Company to pay Employee’s annual base salary due Employee in a timely manner.  With respect to any of the matters set forth above, Employee shall provide written notice to the Company within ninety (90) days of the initial existence of the Good Reason condition.  Upon receipt of such notice, the Company shall have a period of thirty (30) days during which it may remedy the condition and not be required to pay the Severance Pay in connection with a resignation with Good Reason.

6.                                       Section 409A; Deferred Compensation.

(a)                                  Delay in Payment.  Notwithstanding anything in this Agreement to the contrary, if Employee is deemed by the Company (or its successor) at the time of Employee’s termination of employment to be a “specified employee,” then any of the Severance Pay that is non-exempt deferred compensation which would otherwise be payable hereunder shall not be paid until the date which is the first business day following the six-month period after Employee’s separation from service (or if earlier, Employee’s death).  Such delay in payment shall only be effected to the extent required to avoid adverse tax treatment to Employee under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  Any payment not subject to such delay, shall be paid pursuant to the time and form of payment specified above.  Any compensation which would have otherwise been paid during the delay period shall be paid to

Employee (or Employee’s beneficiary or estate) in a lump sum payment on the first business day following the expiration of the delay period.

(b)                                 Key Definitions.  For purposes of the Agreement, the term “termination of employment” shall mean “separation from service” as defined in Section 409A.

(c)                                  Interpretation.  The parties intend that all payments payable under this Agreement will not be subject to the additional tax imposed by Section 409A, and the provisions of this Agreement shall be construed and administered consistent with such intent.  To the extent such potential payments could become subject to Section 409A, the Company (or its successor) and Employee agree to work together to modify the Agreement to the minimum extent necessary to reasonably comply with the requirements of Section 409A, provided that the Company (or its successor) shall not be required to pay Employee’s taxes or additional compensation and Employee shall be responsible for payment of any and all taxes owed in connection with any payment payable under this Agreement.

7.                                       Protection of Confidential Information and Trade Secrets.

(a)                                  Confidential Information and Trade Secrets.  Employee acknowledges that he has received and will continue to receive access to non-public, confidential and proprietary business information and trade secrets about the Company and its Affiliates (“Confidential Information”), that this Confidential Information was and will be obtained or developed by the Company at great expense and is zealously guarded by the Company from unauthorized disclosure, and that Employee’s possession of this Confidential Information is due solely to Employee’s employment with the Company. In recognition of the foregoing, Employee will not at any time during employment or following termination of employment for any reason, disclose, use or make otherwise available to any third party any Confidential Information relating to the Company’s or any of its Affiliates’ business, including their products, production methods and development; manufacturing and business methods and techniques; trade secrets, data, specifications, developments, inventions, engineering and research activity; marketing and sales strategies, information and techniques; long and short term plans; current and prospective dealer, customer, vendor, supplier and distributor lists, contacts and information; financial, personnel and information system information; and any other information concerning the business of the Company or its Affiliates. During the term of Employee’s employment with the Company and at all times thereafter, Employee shall take reasonable steps to protect the confidentiality of Confidential Information and shall refrain from any acts or omissions that would reduce the value of Confidential Information to the Company or any of its Affiliates.  Employee’s foregoing obligations regarding Confidential Information do not apply to any knowledge or information to the extent that it (i) is now or subsequently becomes generally publicly known or generally known in the industry in which the Company operates in the form in which it was obtained from the Company (or its applicable Affiliate), (ii) is independently made available to Employee in good faith by a third party who has not violated an obligation of confidentiality to the Company or any of its Affiliates, or (iii) is required by law to be disclosed (but only to the extent such disclosure is required).  In the latter event, Employee shall disclose to the Company the event and authority requiring disclosure “required by law” at the first opportunity upon learning of the disclosure request.  Nothing contained in the preceding sentence shall be interpreted to legitimize any disclosure of Confidential Information by Employee that occurs outside of any of the events described in items (i) through (iii) above.  The parties acknowledge and agree that Employee’s obligations under this Section 7 to maintain the confidentiality of the Confidential Information are in addition to any obligations of Employee under applicable statutory or common law.

(b)                                 Return of Confidential Information and Trade Secrets. Upon termination of employment with the Company, Employee shall deliver to a designated Company representative all records, documents, hardware, software, and all other property of the Company or any of its Affiliates in whatever form and all copies thereof in Employee’s possession. Employee acknowledges and agrees that all such materials are the sole property of the Company or its Affiliates and that Employee will certify in writing to the Company at the time of termination that Employee has complied with this obligation.

(c)                                  Definition of Affiliate.  For purposes of this Section 7 and this entire Agreement, Affiliate” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, or an unincorporated organization, that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

(d)                                 Acknowledgements.  Employee acknowledges that Confidential Information constitutes a unique and valuable asset of the Company and its Affiliates and represents a substantial investment of time and expense by the Company and its Affiliates. Employee acknowledges that he holds a management position with the Company, that he is employed in a decision-making capacity and exercises direction, control and supervision over a material part of the Company’s business.  Employee further acknowledges that the provisions of this Section 7 are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates, and that any violation of this Section 7 by Employee would cause substantial and irreparable harm to the Company and its Affiliates to such an extent that monetary damages alone would be an inadequate remedy.  Therefore, in the event that Employee violates any provision of this Section 7, the Company and its Affiliates shall be entitled to immediate injunctive relief (without the necessity of proving actual damages or posting bond, or if a bond is required, a bond in the amount of $1,000 is deemed sufficient), in addition to all the other remedies it or they may have, restraining Employee from violating or continuing to violate such provision.

8.                                       Non-Solicitation.

(a)                                  Restrictions.

(i)                                     Employee specifically acknowledges that the Confidential Information described in Section 7(a) includes confidential and trade secret data pertaining to current and prospective customers of the Company, that such data is a valuable and unique asset of the Company’s business and that the success or failure of the Company’s specialized business is dependent in large part upon the Company’s ability to establish and maintain close and continuing personal contacts and working relationships with such customers and to develop proposals which are specifically designed to meet the requirements of such customers. Therefore, during Employee’s employment with the Company and for the twelve (12) months following termination of employment for any reason, except on behalf of the Company or with the Company’s prior written consent, Employee is prohibited from soliciting, either directly or indirectly, on his own behalf or on behalf of any other person or entity, all such customers with whom Employee had contact during the twenty-four (24) months preceding Employee’s termination of employment.

(ii)                                  Employee specifically acknowledges that the Confidential Information described in Section 7(a) also includes confidential and trade secret data pertaining to current and prospective employees and agents of the Company, and Employee further agrees that during Employee’s employment with the Company and for the twelve (12) months following termination of employment for any reason, Employee will not directly or indirectly solicit, on his own behalf or on behalf of any other person or entity, the services of any person who is an employee or agent of the Company or solicit any of the Company’s employees or agents to terminate their employment or agency with the Company.

(iii)                               Employee further agrees that, during Employee’s employment with the Company and for the twelve (12) months following termination of employment for any reason, Employee will do nothing to interfere with any of the Company’s business relationships.

(b)                                 Acknowledgements.  Employee acknowledges that the provisions of this Section 8 are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates, including without limitation trade secrets, customer and supplier relationships, goodwill and loyalty, and that any violation of this Section 8 by Employee would cause substantial and irreparable harm to the Company and its Affiliates to such an extent that monetary damages alone would be an inadequate remedy.  Therefore, in the event that Employee violates any provision of this Section 8, the Company and its Affiliates shall be entitled to immediate injunctive relief (without the necessity of proving actual damages or posting bond, or if a bond is required, a bond in the amount of $1,000 is deemed sufficient), in addition to all the other remedies it or they may have, restraining Employee from violating or continuing to violate such provision.

(c)                                  Modification.  If the duration of, the scope of or any business activity covered by any provision of this Section 8 is in excess of what is valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is valid and enforceable.  Employee and the Company agree that this Section 8 shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

9.                                       Parachute Payment Restrictions.

(a)                                  Restrictions.  If any payments or benefits (including payments and benefits pursuant to this Agreement or under other compensatory arrangements involving the Employee, including equity-based incentive awards (the “other arrangements”)) in the nature of compensation that the Employee would receive in connection with a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (collectively, “Transaction Payments”) would collectively constitute a “parachute payment” within the meaning of Section 280G of the Code, and if the “net after-tax amount” of such parachute payment to the Employee is less than what the net after-tax amount to the Employee would be if the Transaction Payments otherwise constituting the parachute payment were limited to the maximum “parachute value” of Transaction Payments that the Employee could receive without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Transaction Payments otherwise constituting the parachute payment shall be reduced so that the parachute value of all Transaction Payments, in the aggregate, will equal the maximum parachute value of all Transaction Payments that the Employee can receive without any Transaction Payments being subject to the Excise Tax.  Should such a reduction in Transaction Payments be required, the Employee shall be entitled, subject to the following sentence, to designate those Transaction Payments under this Agreement or the other arrangements that will be reduced or eliminated so as to achieve the specified reduction in Transaction Payments to the Employee and avoid characterization of such Transaction Payments as a parachute payment.  The Company will provide the Employee with all information reasonably requested by the Employee to permit the Employee to make such designation.  To the extent that the Employee’s ability to make such a designation would cause any of the Transaction Payments to become subject to any additional tax under Code Section 409A, or if the Employee fails to make such a designation within ten business days of receiving the requested information from the Company, then the Company shall achieve the necessary reduction in the Transaction Payments by reducing them in the following order: (i) reduction of cash payments payable under this Agreement; (ii) reduction of other payments and benefits to be provided to the Employee; (iii) cancellation or reduction of accelerated vesting of equity-based awards that are subject to performance-based vesting conditions; and (iv) cancellation or reduction of accelerated vesting of equity-based awards that are subject only to service-based vesting conditions.  If the acceleration of the vesting of Employee’s equity-based awards is to be cancelled or reduced, such acceleration of vesting shall be reduced or cancelled in the reverse order of the date of grant.  For purposes of this Section 9, a “net after-tax amount” shall be determined by taking into account all applicable income, excise and employment taxes, whether imposed at the federal, state or local level, including the Excise Tax, and the “parachute value” of a Transaction Payment means the present value as of the date of the Change of Control for purposes of Section 280G of the Code of the portion of such Transaction Payment that constitutes a parachute payment under Section 280G(b)(2) of the Code.

(b)                                 Use of Independent Accounting Firm.  The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control may be utilized by the Compensation Committee to make all determinations required to be made under this Section 9.  If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Compensation Committee may appoint another nationally recognized independent registered public accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by any such independent registered public accounting firm retained hereunder.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Employee.

10.                                 At-Will Employment.  This Agreement does not modify Employee’s status as an employee-at-will.  The parties acknowledge that Employee is an employee-at-will and that Employee’s services may be terminated by the Company at any time with or without Cause.

11.                                 Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof, nor to affect the meaning thereof.

12.                                             Governing Law; Jurisdiction. This Agreement shall be governed by and construed under Colorado law, without regard to its conflict of laws principles. The parties agree that any litigation in any way relating to this Agreement shall be venued in either federal or state court in Jefferson County, Colorado, and Employee hereby consents to the personal jurisdiction of these courts and waives any objection that such venue is inconvenient or improper.

13.                                             Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, EMPLOYEE AND COMPANY HEREBY IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ENFORCEMENT THEREOF.

14.                                             Employee’s Right to Recover Attorneys’ Fees and Costs.  In the event of any litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement, the breach hereof or the interpretation hereof, Employee will be entitled to recover from the Company Employee’s reasonable expenses, attorneys’ fees, and costs incurred therein or in the enforcement or collection of any judgment or award rendered therein if (and only if) Employee is the prevailing party.  The “prevailing party” means the party determined by the court to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the party in whose favor a judgment is rendered.

15.                                             Complete Agreement; Amendments. The foregoing is the entire agreement of the parties with respect to the subject matter hereof, excepting those documents identified herein to be signed by the Employee and the Company, and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto. This Agreement supersedes any and all prior agreements among the Company and Employee with respect to the matters covered herein.

16.                                             Invalidity. The invalidity or lack of enforceability of any particular provision in this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all other respects as though such invalid or unenforceable provisions were permitted. Moreover, the parties agree to replace or have a Court replace such invalid provisions with a substitute provision that will satisfy the intent of the parties.

17.                                             Survival. Upon the expiration or termination of this Agreement for any reason, the provisions of this Section and the covenants of the parties herein shall survive and remain in full force and effect.

18.                                             Binding Obligations. The Employee and the Company acknowledge and understand that, unless expressly stated above, Employee’s obligations hereunder shall not be affected by the reasons for, circumstances of, or identity of the party who initiates the termination of Employee’s employment with the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below to be effective as of the Effective Date.

GENERAL MOLY, INC.
The Company

By:	/s/ R. Scott Roswell

Date:	12/29/2011

EMPLOYEE — Lee M. Shumway

By:	/s/ Lee. M. Shumway

Date:	12/29/2011